Exhibit 99.1

iBio, Inc. Announces Proposed Public Offering

Newark, Del., April 22, 2013 /PRNewswire/ — iBio, Inc. (NYSE MKT: IBIO) today announced that it is offering shares of its common stock and common stock purchase warrants in an underwritten public offering. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Roth Capital Partners, LLC is acting as the sole manager for the offering.

iBio plans to use proceeds of the offering for working capital, including further development of iBio’s product candidates and proprietary technology, business development and for other general corporate purposes.

The securities described above are being offered by iBio pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”). A preliminary prospectus supplement relating to the offering has also been filed with the SEC and is available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the preliminary prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Roth Capital Partners, LLC, 888 San Clemente Drive, Newport Beach, CA 92660, (800) 678-9147 or email: rothecm@roth.com or by accessing the SEC’s website, www.sec.gov.

About iBio, Inc.

iBio develops and offers product applications of its iBioLaunch™ and iBioModulator™ platforms, providing collaborators full support for turn-key implementation of its technology for both proprietary and biosimilar products. Additionally, iBio is developing select product candidates that have been derived from the iBioLaunch platform. The iBioLaunch platform is a proprietary, transformative technology for development and production of biologics using transient gene expression in unmodified green plants. The iBioModulator platform is complementary to the iBioLaunch platform and is designed to significantly improve vaccine products with both higher potency and greater duration of effect. The iBioModulator platform can be used with any recombinant expression technology for vaccine development and production. Further information is available at: www.ibioinc.com.

Forward-Looking Statements

Statements included in this news release related to the offering and iBio, Inc. may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements including the intended use of proceeds resulting from successfully closing the offering involve a number of risks and uncertainties such as public market conditions and satisfaction of customary closing conditions related to a public offering of securities. Further information on potential risk factors that could affect the Company’s business operations and financial results can be found in the prospectus and the reports the Company has filed with the Securities and Exchange Commission.

Contact:
Robert Erwin, President
iBio, Inc.
302-355-2335
rerwin@ibioinc.com